UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2018

KEANE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37988	38-4016639
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

2121 Sage Road, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)
(713) 960-0381
Registrant’s telephone number, including area code

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 11, 2018, Keane Group, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Robert W. Drummond, age 57, to become Chief Executive Officer of the Company, effective on or prior to September 1, 2018 (the “Commencement Date”), following completion of Mr. Drummond’s transition period with his current employer. In addition, the Board of Directors of the Company (the “Board”) has agreed to nominate Mr. Drummond to serve as a member of the Board effective as of the Commencement Date. On the Commencement Date, James C. Stewart, the Company’s current Chairman and Chief Executive Officer, will cease to be Chief Executive Officer and will continue to serve as the Company’s Executive Chairman.
Mr. Drummond has served since March 2016 as Chief Executive Officer of Key Energy Services, Inc. (“Key Energy”). He started with Key Energy as President & Chief Operating Officer in June 2015 and was appointed to the Board of Directors of Key Energy in November 2015. Previously, Mr. Drummond served for more than 30 years at Schlumberger Limited in various executive positions, including President of North America, Vice President of General Manager U.S. Land, Vice President of Global Sales, Vice President General Manager U.S. Gulf of Mexico, and President North American Offshore and Alaska. Mr. Drummond has been a Supervisory Director at Frank’s International N.V. since May 2017 and also sits on the board of directors of the Petroleum Equipment Suppliers Association. Previously, he served on the board of directors of the National Ocean Industries Association, Houston Offshore Energy Center, Greater Houston Partnership, and as Advisory Board Member of the University of Houston Global Energy Management Institute.
The Agreement provides for an initial term that will expire on the third anniversary of the Commencement Date, and thereafter automatically renew for additional one-year periods unless either party provides written notice at least 90 days prior to the end of the then-current term.
Pursuant to the Agreement, on the Commencement Date Mr. Drummond will become entitled to receive:

•	an annual base salary of $800,000;

•
a one-time cash signing bonus of $800,000, subject to repayment of a pro-rata portion if Mr. Drummond’s employment is terminated for “cause” or without “good reason” (as such terms are defined in the Agreement) within 24 months of the Commencement Date;

•
an annual bonus for 2018 comprised of the sum of the following amounts, less any bonus for 2018 that is paid to Mr. Drummond by Key Energy: (a) $937,000 pro-rated for the period from January 1, 2018 through the Commencement Date, plus (b) a target amount of $800,000, based on achievement of performance criteria, pro-rated for the period from the Commencement Date through December 31, 2018;

•	an annual performance bonus for 2019 and thereafter targeted at 100% of his base salary; and

•
restricted stock unit awards under the Company’s Equity and Incentive Award Plan with an aggregate grant date value of $5.7 million, as follows: (i) $2.25 million vesting in equal installments on December 31, 2018, 2019 and 2020, (ii) $2.25 million vesting 100% on December 31, 2020, and (iii) $1.2 million vesting 50% on the first anniversary of the Commencement Date and 50% on the second anniversary thereof.

Pursuant to the Agreement, in the event of a termination of Mr. Drummond’s employment by the Company without cause or due to the Company’s non-renewal of the Agreement, or by Mr. Drummond for good reason, subject to his execution of a release, Mr. Drummond will be entitled to (a) severance payments equal to two times (or one times if such termination is due to the Company’s non-renewal of the Agreement following completion of the fifth year of the term) of the sum of his base salary plus target bonus payable in equal monthly installments over a period of two years following the termination date, (b) full vesting of all of his outstanding equity-based incentive awards, and (c) reimbursement of the cost of continuation coverage of group health coverage for up to 12 months.

The foregoing summary of the Agreement is qualified in its entirety by the Agreement, a copy of which will be subsequently filed by the Company.

There is no arrangement or understanding with any person pursuant to which Mr. Drummond is being appointed Chief Executive Officer. There are no family relationships between Mr. Drummond and any director or executive officer of the Company, and he is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.
On May 16, 2018, the Company issued a press release describing the matters in Item 5.02 of this Current Report on Form 8-K. A copy of the news release is filed as Exhibit 99.1 to this report and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
 (d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 16, 2018.

SIGNATURES
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEANE GROUP, INC.

	By:	/s/ Kevin M. McDonald
	Name:	Kevin M. McDonald
	Title:	Executive Vice President, General Counsel &
Corporate Secretary

Date: May 16, 2018

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 16, 2018.